                                                               EXHIBIT (d)(xvii)

                    AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT

      This AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT (the "Amendment") is effective as of January 1, 2005 by and between AIG SUNAMERICA ASSET MANAGEMENT CORP. (formerly known as SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and MORGAN STANLEY INVESTMENT MANAGEMENT INC., a Delaware corporation (the "Subadviser").

                                   WITNESSETH:

      WHEREAS, the Adviser and SUNAMERICA SERIES TRUST, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 2000, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

      WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 1, 1999, as amended, with respect to the Trust; and

      WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      1.    The following new paragraph shall be added to the Subadvisory
            Agreement:

                  16. CONFIDENTIALITY. The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

      2. Schedule A to the Subadvisory Agreement is hereby amended to reflect the amended fees with respect to the SunAmerica Series Trust Technology Portfolio and the Worldwide High Income Portfolio. Schedule A is also attached hereto.

                                                      Annual Fee
                                      (as a percentage of the average daily net
                                        assets the Subadviser manages in the
         Portfolio(s)                                 portfolio)
-------------------------------       ------------------------------------------
Technology Portfolio                           0.50% on first $250 million
                                               0.45% on next $250 million
                                               0.40% over $500 million

Worldwide High Income Portfolio                .45% on first $350 million
                                               .40% over $350 million

      3. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

      4. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

      5. MISCELLANEOUS. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT               MORGAN STANLEY INVESTMENT
CORP.                                         MANAGEMENT, INC.

By: /s/ Peter A. Harbeck                      By: /s/ Michael P. Kiley
    --------------------                          --------------------
Name:  Peter A. Harbeck                       Name:  Michael P. Kiley
Title: President and Chief Executive Officer  Title: Managing Director

                                   SCHEDULE A

                            Effective January 1, 2005

                                                                  ANNUAL FEE
                                                  (AS A PERCENTAGE OF THE AVERAGE DAILY NET
                                                    ASSETS THE SUBADVISER MANAGES IN THE
              PORTFOLIO(S)                                        PORTFOLIO)
--------------------------------------------      -----------------------------------------
INTERNATIONAL DIVERSIFIED EQUITIES PORTFOLIO              0.65% ON FIRST $350 MILLION
                                                          0.60% OVER $350 MILLION

TECHNOLOGY PORTFOLIO                                      0.50% ON FIRST $250 MILLION
                                                          0.45% ON NEXT $250 MILLION
                                                          0.40% OVER $500 MILLION

WORLDWIDE HIGH INCOME PORTFOLIO                           .45% ON FIRST $350 MILLION
                                                          .40% OVER $350 MILLION

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